UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934 (Amendment No. )

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SSR MINING INC.

(Name of Registrant as Specified in its Charter)

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2026 Annual Meeting of Shareholders

April 29, 2026

Dear Shareholders:

On March 25, 2026, we furnished to shareholders our proxy statement in connection with the solicitation of proxies for our 2026 Annual Meeting of Shareholders, which is scheduled to be held virtually on May 7, 2026 at 10:00AM MDT (Denver).

The Board of Directors of SSR Mining Inc. is seeking your support in connection with the three proposals that are to be presented at the annual meeting of shareholders, which are to:

•	Elect the eight directors named in the proxy statement
•	Approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say on Pay”)
•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2026 fiscal year

Glass Lewis, a proxy advisory firm, has recommended that shareholders vote against the Say on Pay resolution and withhold their vote on the election of Thomas R. Bates, Jr. as a director. Mr. Bates is our lead independent director and a member of the Board’s Audit Committee and Compensation and Leadership Development Committee.

By contrast, Institutional Shareholder Services (“ISS”), a major proxy advisory firm, has recommended that shareholders vote “FOR” each of our directors, “FOR” our Say on Pay resolution and “FOR” the ratification of PricewaterhouseCoopers. Indeed, ISS has recommended a vote “FOR” our Say on Pay in each of the last ten years. The divergence between the two leading proxy advisors on these proposals is itself a significant signal: the Glass Lewis recommendation is an outlier.

The Glass Lewis recommendation centers on SSR Mining’s pay practices, and in particular its view that the compensation of Executive Chair Rod Antal is not properly aligned with company performance. Glass Lewis also asserts that the Compensation and Leadership Development Committee has not taken sufficient steps to address shareholder reaction to those pay practices, as reflected in lower Say on Pay results at our recent annual shareholder meetings. Mr. Bates is identified in the Glass Lewis recommendation solely because he is the most senior member of the Compensation and Leadership Development Committee.

The purpose of this letter is to provide shareholders with a clear response to the Glass Lewis statements and illustrate the significant effort that the Board, led by Mr. Bates as Lead Independent Director and former Chair of the Compensation and Leadership Development Committee, along with Joanne Thomopoulos, SSR Mining’s Executive Vice President, Human Resources, have made to engage with shareholders on the company’s executive pay practices. This letter should be read together with our proxy statement.

Our Executive Pay Philosophy

The overarching goal in setting executive compensation is to provide competitive compensation that attracts, motivates and retains highly qualified executive officers capable of achieving our strategic and short-term performance objectives while ultimately creating and preserving long-term shareholder value. We accomplish this through the following key principles:

•	Ensuring that a significant portion of executive compensation is in the form of variable, at-risk incentive compensation tied to our financial and operational performance;
•	Minimizing excessive or inappropriate risk-taking behavior;
•	Aligning executive interests with the creation of sustainable shareholder value; and
•	Providing market-competitive compensation relative to peers, balanced by arrangements that are internally equitable and reflect that our executives function as an integrated team.

For additional information regarding our compensation philosophy, please see the “Compensation Discussion and Analysis” section of our proxy statement.

Setting the Record Straight on Shareholder Engagement and Responsiveness

Glass Lewis has characterized our response to shareholder feedback as a mere “reiteration” of prior disclosure. This fundamentally mischaracterizes the depth, breadth and substance of the actions we have taken, and is contradicted by Glass Lewis’s own report. The record demonstrates sustained, meaningful engagement and concrete program changes that go well beyond expanded disclosure.

Following our 2024 and 2025 Say-on-Pay results, we materially expanded our outreach program. We invited every shareholder holding more than 500,000 of our shares to meet directly with the Chair of the Compensation and Leadership Development Committee in advance of the 2024 annual meeting of shareholders, and we conducted two successive rounds of outreach to our top 25 institutional shareholders and to proxy advisors themselves, which were led by Mr. Bates, the Chair of our Compensation and Leadership Development Committee at the time, and members of senior management. Most recently, we contacted 32 of our largest institutional shareholders, representing over 51% of our outstanding shares, and engaged with holders of 7.5% of our outstanding shares. This is not a passive process; it is a sustained, director-led dialogue.

That dialogue has produced tangible, structural changes to our executive compensation program, and not just additional disclosure. In direct response to shareholder feedback on short-term incentive (STI) and long-term incentive (LTI) design, the Compensation and Leadership Development Committee removed gold production as a metric from the 2026 performance share unit (PSU) program, which was a concern noted by Glass Lewis in 2025, eliminating overlap with the STI and sharpening the LTI focus on relative total shareholder return (TSR) and return on investment (ROI). Notably, Glass Lewis itself acknowledges in its report that the removal of gold production from the LTI program represents a material structural change to our program, which, to us, seems fundamentally at odds with its suggestion that our response lacks substance.

Glass Lewis’ suggestion of a continued disconnect between pay and performance ignores both the facts and the feedback we have actually received. It is a point Glass Lewis itself concedes in its report, acknowledging that our shareholders have not identified concerns about CEO pay and performance misalignment. Our shareholders have consistently told us they do not have such concerns. The optical distortion in realized pay stems from the legacy Alacer awards, which are awards that Mr. Antal and his colleagues voluntarily declined to accelerate at the time of the merger between Alacer and SSR Mining in 2020, electing instead to let these awards vest over the original schedule. That decision was pro-shareholder and pro-company, demonstrating their commitment. Its accounting tail, which last materially affected realized pay in 2022, should not be mistaken for a structural pay for performance issue.

The one-time retention bonuses granted after the Çöpler incident—a tragic, extraordinary, non-recurring event in our mine in Türkiye—achieved exactly what they were designed to achieve. Every one of our key executive officers was retained, the company executed a successful recovery and our share price has risen 387% from the date of the Çöpler shutdown through December 31, 2025. This same executive team has also successfully negotiated the purchase of the Cripple Creek & Victor mine, which has contributed significantly to the company’s production and profitability, as well as a definitive agreement to allow for the sale of Çöpler, which will provide significant value to our shareholders and allowing the company to refocus on its Americas footprint. The market has reacted positively to these developments at Çöpler. By any objective measure, the Board’s compensation decisions have helped to produce significant value for shareholders.

The Glass Lewis report also erroneously notes that SSR Mining provides insufficient disclosure of its LTIP performance goals. We do disclose the metrics we use for LTI awards that have performance periods ending in the prior fiscal year. For example, our 2026 proxy statement discloses the specific targets used for awards granted in 2023 that vested in December 2025. Our approach is to generally not disclose forward looking metrics that are tied to performance before the end of the associated performance period because this information may contain competitively sensitive data/targets the disclosure of which could put us at a disadvantage to its peers. For similar reasons, we refrain from disclosing specific metrics in the strategic section of the STI, and feedback from shareholder engagement indicates that this level of disclosure is appropriate.

Finally, it is important for shareholders to recognize the outsized influence that proxy advisor recommendations have on Say-on-Pay outcomes. The lower Say on Pay results we have experienced over the past two years have been, in part, a direct consequence of the recommendations Glass Lewis has made against our proposal, which we believe, as we have illustrated, rest on a flawed and internally inconsistent analysis. An erroneous recommendation can therefore drive vote outcomes. In our direct engagements with many of you, we have heard your support for the design and quantum of our executive compensation program and have not raised concerns about pay-for-performance alignment.

We invest significant time and effort to ensure our executive compensation programs are competitive in the market and appropriately aligned with the achievement of business results and long-term shareholder value. We have adopted policies that align with best governance practices and serve to ensure that our overall executive compensation program provides an appropriate level of incentives for performance and risk mitigation. We believe our program achieves that balance.

The facts are clear. The Board has listened, engaged and acted. We have conducted sustained, director-led outreach with our shareholders. We have made concrete structural changes to our executive compensation program that Glass Lewis itself concedes are meaningful. Our shareholders have told us directly that they do not have pay-for-performance concerns, a fact Glass Lewis also essentially concedes. And our performance speaks for itself: a 387% increase in share price since the Çöpler shutdown through December 31, 2025, achieved by the very leadership team the Board’s compensation decisions were designed to retain.

ISS has reached the same conclusion we have, recommending a vote “FOR” each of our nominees and “FOR” Say on Pay. The Glass Lewis recommendation, by contrast, is an outlier built on an analysis that contradicts itself and ignores the very engagement record it purports to evaluate.

We urge you to look past Glass Lewis’s flawed analysis, to weigh the Board’s actual record on its merits, and to vote “FOR” our Say on Pay resolution and “FOR” each of the director nominees, including Mr. Bates.

In keeping with our commitment to maintain an open and ongoing dialogue with our shareholders, Mr. Bates, our Lead Independent Director, and Ms. Thomopoulos, SSR Mining’s Executive Vice President, Human Resources, are available to meet with you prior to the annual shareholder meeting to discuss our compensation methodology in more detail and to answer any questions you may have. If you would like to set up a conference call or meeting, please contact Tyler Herka at Alliance Advisors at 973-873-7714 or via email at SSRM@allianceadvisors.com.

The Board of Directors and management thank you for your continued support.

Sincerely,

SSR Mining Inc.